GenSpera Announces Generic Name “Mipsagargin” for Lead Drug Candidate G-202 per Recommendation by World Health Organization

Mipsagargin Contains New Pre-Stem “Gargin”, Defining a Unique Pharmacologic Group Unlike Any Drug Currently or Previously on the Market

SAN ANTONIO, Texas, September 3, 2014 – GenSpera, Inc. (OTCQB: GNSZ), a leader in developing prodrug therapeutics for the treatment of cancer, today announced that the World Health Organization’s (WHO) International Nonproprietary Name (INN) group has recommended the generic name “mipsagargin” (mip sa gar’ jin) for its lead drug candidate, also known as G-202, currently in Phase II clinical trials for hepatocellular carcinoma (liver cancer) and glioblastoma (brain cancer). Mipsagargin was also recommended by the United States Adopted Names Council (USAN) of the American Medical Association.

Craig Dionne, PhD, GenSpera's CEO, spoke to the significance of this issuance, “We are pleased that the INN division of WHO and the USAN Council recognized the unique nature of mipsagargin by affording it the new suffix, or pre-stem, of “gargin.” The WHO issues approximately 160 name recommendations per year with only 1-2% having new suffixes. New suffixes are generally given to compounds with a unique mechanism of action or structure and serve to define such compound as the first in a possible new class of pharmacological agents. We believe mipsagargin’s name recommendation is the result of G-202’s novel nature and our innovative approaches to cancer therapy.”

GenSpera recently released interim results from the Phase Ib and ongoing Phase II study in hepatocellular carcinoma (HCC) patients who had previously progressed on, or who were intolerant of sorafenib. Data showed 80% of patients treated with mipsagargin had stable disease (no tumor growth) at two months and 50% of patients exhibited stable disease at four months on study. In addition, imaging analysis demonstrated an impressive blockade of tumor blood flow in the single patient evaluated by this method to date.

About Nonproprietary Names

Obtaining a nonproprietary (generic) name is a required part of bringing a new drug to market. The generic names of pharmacologically-related substances demonstrate their relationship by using a common "stem". Using common stems, medical practitioners, pharmacists, or people dealing with pharmaceutical products are able to recognize that the substance belongs to a group of substances having similar pharmacological activity. The generic name mipsagargin includes a novel pre-stem, “gargin”, indicating that it is unlike any named drug currently or previously on the market or in development. The pre-stem “gargin” may become an established stem over time, usually as other later developed drugs are recognized to be related in structure or activity to mipsagargin.

Each International Nonproprietary Name is a unique name that is globally recognized and is public property.

About GenSpera

GenSpera’s technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a prodrug delivery system that provides for the targeted release of drug candidates within a tumor. Unlike typical chemotherapeutic agents, thapsigargin results in cell death irrespective of the rate of cell division, which may provide an effective approach to kill both fast- and slow-growing cancers. GenSpera’s lead drug candidate, mipsagargin, is activated by the enzyme PSMA, which is found at high levels in the vasculature of liver and glioblastoma cancers and in the vasculature of almost all other solid tumors. Mipsagargin is therefore expected to have potential efficacy in a wide variety of tumor types.

Mipsagargin Phase II clinical trials are underway in both hepatocellular carcinoma and glioblastoma patients.

For more information, please visit the company’s website: www.genspera.com or follow us on Twitter @GenSperaNews.

Company presentations are available at: http://www.genspera.com/

Watch the Corporate Video:

http://youtu.be/jULjEul-mBk

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements. Investors are cautioned that statements in this press release regarding potential applications of GenSpera’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera’s periodic reports filed with the Securities and Exchange Commission.

CONTACT:

Company:

Craig Dionne, PhD, CEO

GenSpera, Inc. (210) 479-8112

Investor Relations:

Steve Gersten

Capital Markets Group

Steve@CapMarketsGroup.com

+1-813-926-8920

Media:

Dawn Van Zant

(800) 665 0411